Cert No. ____________ *Series A Preferred Stock* ____________

INCORPORATED UNDER THE LAWS OF THE STATE OF WASHINGTON

AUDIENCE PRODUCTIONS, INC.

This certifies that [NAME OF SERIES A PREFERRED SHARHOLDER] is the registered holder of # Series A Preferred Shares. The Series A Preferred Shares are non-transferable except as specifically stated in Audience Productions, Inc.'s Bylaws.

In witness whereof, Audience Productions, Inc. has caused this certificate to be signed by its President and Secretary and its seal has been hereunto electronically affixed this # day of MONTH, 2009 A.D.

Signed,

President

Secretary

SERIES A PREFERRED SHAREHOLDERS SHALL NOT SELL, TRANSFER, ASSIGN, PLEDGE, HYPOTHECATE, ENCUMBER, SUBJECT TO A SECURITY INTEREST OR OTHERWISE DISPOSE OF ("TRANSFER") THEIR SERIES A PREFERRED SHARES, OR ANY PART THEREOF.

NOTWITHSTANDING ANYTHING CONTAINED IN THE PARAGRAPH ABOVE TO THE CONTRARY, A SERIES A PREFERRED SHAREHOLDER'S SERIES A PREFERRED SHARES, OR A PORTION THEREOF, MAY BE TRANSFERRED, ONLY BY OPERATION OF LAW, TO PERSONS ENTITLED THERETO PURSUANT AND LIMITED TO ANY OPERATION OF LAW. IT SHALL BE THE SOLE RESPONSIBILITY OF THE TRANSFEREE TO CONTACT AUDIENCE PRODUCTIONS, INC. SO THAT SAID COMPANIES RECORDS MAY BE UPDATED ACCORDINGLY.